LEASE

dated as of January 13, 2020

between

WATCH CITY VENTURES MT LLC,
a Massachusetts limited liability company

as Landlord

and

VIRIDIAN. LLC
a Massachusetts limited liability company

as Tenant

TABLE OF CONTENTS

LEASE

This Lease (this "**Lease**") is made as of January 13, 2020, by and between **WATCH CITY VENTURES MT LLC,** a Massachusetts limited liability company, having an address at c/o Berkeley Investments, Inc., 125 High Street, Suite 531, Boston, Massachusetts 02110 ("**Landlord**"), and **VIRIDIAN, LLC,** a Massachusetts limited liability company, having an address (prior to the Commencement Date (as defined below) at 2001 Market St, Suite 2500, Philadelphia PA 19103and (after the Commencement Date) at 203 Crescent Street, Bldg. #17, Suite #102B, Waltham, Massachusetts 02453 ("**Tenant**").

The parties to this Lease hereby agree with each other as follows:

1. DEFINITIONS.

The following terms whenever used herein shall have the following meanings:

Additional Rent: Tenant's Proportionate Share (as defined below) of the cost of any **(i)** reasonable and customary operating expenses for the Buildings as reasonably determined by Landlord (including, without limitation, gas, heat, air conditioning, electricity, water, sewer, cleaning, trash collection, snow removal and sanding, and insurance, as applicable) (the "**Operating Expenses**") in excess of the Operating Expenses for Calendar Year 2020; and **(ii)** real estate taxes for the Property (as defined below) and the Buildings in excess of the real estate taxes imposed against the Property and the Buildings for Fiscal Year 2020 (July 1, 2019 – June 30, 2020) ("**Real Estate Tax Base Year**"). In addition to the foregoing, Additional Rent shall include Landlord's reasonable expenses incurred in connection with Tenant's request for services in addition to those required to be provided by Landlord under this Lease, which expenses shall be paid on demand, provided, however, at the request of Tenant, Landlord shall inform Tenant of such additional expenses prior to providing such services in order to permit Tenant to withdraw any such request in the event that Tenant does not approve the expense therefor. In determining the amount of Operating Expenses for any Calendar Year (including, without limitation, the Operating Expenses for the base year), if less than one hundred percent (100%) of the Total Buildings Rentable Square Footage shall have been occupied by tenant(s) at any time during such Operating Expenses Calendar Year, Operating Expenses shall be equitably extrapolated, on an item-by-item basis (for variable and occupancy dependent costs only), for such Calendar Years, to be an amount equal to the Operating Expenses which would normally be expected to have been incurred had such occupancy been one hundred percent (100%) throughout such Calendar Years.

Notwithstanding any other provision of this Lease, Operating Expenses shall not include costs and expenses (including legal or other professional fees) relating to the following:

- Salaries, wages, benefits and other expenses of employment of officers and executives of Landlord and other employees of Landlord above the level of Building Manager;
- Landlord's general overhead and any profit paid to subsidiaries or affiliates of Landlord;
- Depreciation of the Buildings and the Property (collectively, the "Complex");
- Principal, interest and other charges payable in connection with any debt;
- Rent and other charges payable under any ground lease or other lease to which this Lease is subordinate;

- Charges properly attributable to or payable by a particular tenant or tenants of the Complex or for which Landlord receives reimbursement from insurance proceeds or from another third party;
- Any utility or other service furnished exclusively to premises leased to any tenant or occupant of the Complex, if such utility or service is not furnished to Tenant or if Tenant's use or consumption of such utility or service is separately metered or submetered at the Premises;
- Negotiations or disputes with tenants or prospective tenants;
- Efforts to lease portions of the Complex or to secure new tenants for the Complex, including advertising expenses, leasing fees or commissions, attorneys' fees and other professional fees;
- Expansion of the rentable area of the Complex;
- Corrections of any defects in the original construction or subsequent renovation of any portion or component of the Complex;
- Environmental testing, remediation and compliance;
- Any breach or violation of a law, lease or other obligation by Landlord or Landlord's employees, agents or contractors, including fines, penalties and attorney's fees;
- Capital improvements necessary to bring the Complex into compliance with Laws existing as of the Commencement Date, including, without limitation, the ADA in effect as of the Commencement Date;
- Repairs or replacements arising out of a fire or other casualty or an exercise of the power of eminent domain;
- Any costs or expenses attributable solely to Phases of the Watch Factory Mill Complex, other than Phase 1; provided however, any costs or expenses attributable to other Phases of the Watch Factory Mill Complex in addition to Phase I shall be equitably apportioned among all such Phases and only the portion of such costs or expenses attributable to Phase I shall be included in Operating Expenses, to the extent otherwise permitted hereunder;
- Management fees paid or charged by Landlord in connection with the management of the Buildings to the extent such management fee is in excess of the management fee customarily paid or charged by landlords of comparable buildings
- Except as specifically set forth below, any costs associated with the capital replacement of the roof, structural elements of the Buildings, and Buildings' systems not having a useful life at least equal to the initial Term of the Lease; provided, however, the cost of routine maintenance and repairs of any of the foregoing shall be include in Operating Expenses;
- Any capital expenditure, except to the extent specifically set forth below; and
- Sculpture, paintings and other works of art.

If, during the term of this Lease, Landlord shall replace any capital items or install any new capital items or make any capital expenditures (collectively called "**Capital Expenditures**") the total amount of which is not properly includible under generally accepted accounting procedures ("**GAAP**") in Operating Expenses for the calendar year in which they were made or are otherwise classified as capital expenditures under GAAP, where such Capital Expenditures were undertaken in order to **(a)** comply with laws enacted after the Commencement Date of the Lease, or **(b)** to reduce Operating Expenses and which are undertaken in good faith by Landlord based on Landlord's reasonable conclusion that costs of such capital item will result in a reduction in

Operating Expenses, there shall nevertheless be included in Operating Expenses for such calendar year in which such Capital Expenditure is made and in Operating Expenses for each succeeding calendar years the Annual Charge-Off (determined as hereinafter provided) of such Capital Expenditure (less insurance proceeds, if any, collected by Landlord by reason of damage to, or destruction of the capital item being replaced). "**Annual Charge-Off**" shall be defined as the annual amount of principal and interest payments which would be required to repay a loan ("**Capital Loan**") in equal monthly installments over the useful life of the capital item in question (determined by Landlord in accordance with GAAP and practices customarily in effect at the time the Capital Expenditure is made) on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, as hereinafter defined, where the initial principal balance is the cost of the capital item in question. "**Capital Interest Rate**" shall be defined as an annual rate of either one percentage point over the prime rate as reported in the financial press at the time the Capital Expenditure is made or, if the capital item is acquired through third-party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

As soon as reasonably practical after the end of each calendar year (including the base year but in no event later than one hundred eighty (180) days after the end of such calendar year), Landlord shall furnish Tenant a written statement showing in reasonable detail the Operating Expenses and real estate taxes for the preceding calendar year (each a "**Landlord's Statement**") and the amount of any refund due from Landlord to Tenant or payment from Tenant to Landlord, taking into account prior monthly installments made by Tenant for such preceding calendar year.

Base Rent:

Period	RSF	Base Rent	Yearly Base Rent	Monthly Base Rent
RCD – End of Lease Year 1	1,087	$40.00/RSF	$43,480.00	$3,623.33
Lease Year 2	1,087	$40.00/RSF	$43,480.00	$3,623.33
Lease Year 3	1,087	$41.00/RSF	$44,567.00	$3,713.92

Buildings: The buildings comprising Phase I of the Watch Factory Mill Complex located at 203 Crescent Street, Waltham, Massachusetts.

Commencement Date ("CD"): The Delivery Date. See Section 2.1 below.

Common Areas: Tenant shall have, as appurtenant to the Premises, rights to use in common, with others entitled thereto (collectively, the "Common Areas") (a) the common roadways, sidewalks and walkways necessary for the purposes of access to the Building from public road and walkways of the Property, (b) the Parking Facilities as provided below, (c) common lobbies, bathrooms (including one on the floor on which the Premises is located), elevators and stairways of the Building, (d) any common area amenities of the Property and the Complex (e.g., benches, courtyards and lawns) for the purposes for which the same are intended, including without limitation, the gym and cafeteria facility; and (e) any other common areas designated by Landlord for the use of tenants and occupants during the Term.

Lease Year: The first "Lease Year" shall be the period commencing on the Commencement Date and ending on the last day of the calendar month in which the first (1st) anniversary of the Rent Commencement Date occurs if the Rent Commencement Date is other than the first day of a

calendar month. If the Rent Commencement Date is the first day of a calendar month, then the first "Lease Year" shall be the period commencing on the Commencement Date and ending on the day (last day of the calendar month) immediately prior to the first (1st) anniversary of the Rent Commencement Date. Each succeeding consecutive twelve (12) month period thereafter shall be a Lease Year.

Parking: Tenant shall have the non-exclusive right, in common with Landlord and others, to use and occupy during the term of this Lease up to three (3) parking spaces in the parking lots serving the Buildings as shown on **Exhibit A-2**, attached hereto, ("**Parking Facilities**"), at no additional fee or cost, but subject to the reasonable rules and regulations established by Landlord from time to time of uniform application to all users, and of which Tenant has received prior notice. Landlord reserves the right in its sole discretion, from time to time, to modify, reconfigure, or relocate the Parking Facilities within reasonable proximity to the Parking Facilities as shown on **Exhibit A-2** attached hereto.

Payment Address: Watch City Ventures MT, LLC, P.O. Box 415624, Boston, MA 02241-4624. In the event Landlord establishes an Automatic Clearing House ("ACH") payment system, Landlord shall provide Tenant with such ACH payment information in order to allow Tenant to make payments of Base Rent and Additional Rent hereunder by such ACH system.

Permitted Use: General office use only and for no other use. Landlord represents and warrants that the Permitted Use is permitted under applicable zoning laws of the City of Waltham.

Premises: Approximately 1,087 rentable square feet located on the first (1st) floor of Building #17, and shown as Suite #102B on the plan attached hereto as **Exhibit A-1**.

Property: The parcel of land on which the Buildings are located and the other improvements located thereon, as shown on the plan attached hereto as **Exhibit A-2**.

Rent Commencement Date ("RCD"): The Commencement Date.

Security Deposit: **$7,246.66**. See Article 12 hereof.

Tenant's Proportionate Share: During the initial Term, with respect to the Premises, Sixty-Seven One Hundredths percent (0.67%), which percentage has been determined by dividing the number of rentable square feet in the Premises by the Total Buildings Rentable Square Footage and multiplying the resulting quotient by one hundred (100).

Term: The period commencing on the Commencement Date and ending at 11:59 P.M. on the last day of the thirty-sixth (36th) consecutive calendar month (the "**Termination Date**"), unless sooner terminated as provided in this Lease.

Total Building Rentable Square Footage: For purposes of determining Tenant's Proportionate Share, the Buildings shall be deemed to contain a total of **161,790** rentable square feet.

2. PREMISES/TERM; EXTENSION OPTION; EARLY ACCESS.

2.1. Premises/Term. Landlord hereby leases to Tenant the Premises for the Term subject to the terms and conditions set forth herein. As used in this Lease the phrase "**Commencement Date**"

shall mean the Commencement Date set forth in Article 1 above. For the purposes of this Lease, the "**Delivery Date**" shall be deemed to have occurred on the earlier to occur of (a) the date Landlord has substantially completed Landlord's Work (as defined below) and made the Premises available to Tenant pursuant to the terms of Section 2.2, and (b) the date Tenant commences business operations in the Premises prior to the completion of Landlord's Work, as determined by Tenant in its sole discretion. Tenant acknowledges that the Premises are currently occupied by another tenant of Landlord's and Landlord's obligations under this Lease are expressly contingent upon such tenant vacating the Premises in accordance with the terms of its lease. In no event shall Landlord be liable to Tenant for any claims, damages, loss, costs or expenses in the event Landlord is unable to deliver the Premises to Tenant on or before any particular date and the Delivery Date and the Commencement Date shall be extended accordingly until Landlord shall be able to deliver the Premises to Tenant in the condition required hereunder; *provided however*, if the Delivery Date has not occurred for any reason other than a Tenant Delay on or before March 1, 2020, Tenant may immediately terminate this Lease by providing written notice to Landlord. In the event the Delivery Date is delayed as a result of a Tenant Delay, the Delivery Date and the Commencement Date (for purposes of calculating the Rent Commencement Date) shall be deemed to have occurred on the date Landlord would have completed Landlord's Work, but for such Tenant Delay. "**Substantially Completed**" shall mean that Landlord's Work has been completed with the exception of minor items or work, and adjustment of equipment and fixtures, which can be completed without materially interfering with, or delaying completion of any work by Tenant during any Early Access Period or Tenant's use of the Premises (i.e., so-called "punch list" items). Landlord shall complete such punchlist items and other items of Landlord's Work within forty-five (45) days of the Delivery Date and shall not materially interfere with Tenant's use of the Premises.

2.2. Landlord's Work; Acceptance of Premises. Tenant acknowledges and agrees that, subject to the foregoing conditions, Tenant is accepting the Buildings and the Premises in their "as is" condition except that (i) Landlord shall make the Premises available to Tenant free of other tenants, free of any personal property and in broom clean condition; and (ii) Landlord shall not be obligated to construct any improvements on behalf of Tenant, except with respect to the completion of Landlord's Work in accordance with this Section 2.2. It is specifically understood and agreed that, except with respect to the completion of Landlord's Work in accordance with this Section 2.2, Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Buildings, or any part thereof, or to provide any allowance for such purposes, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant (except as specifically set forth herein). Subject to delays due to Force Majeure and Tenant Delays (as hereinafter defined), Landlord shall perform the following at Landlord's sole cost and expense: (i) paint the painted walls of the Premises with Building standard paint in one of the Building standard colors selected by Tenant, and (ii) shampoo all existing carpeting within the Premises (the "**Landlord's Work**"). Notwithstanding anything contained in the description of Landlord's Work above, Tenant acknowledges and agrees that the cost and installation of any additional tenant improvements, furniture, equipment, fixtures, appliances, wiring and cabling for Tenant's data and telecommunications systems and equipment, and any supplemental cooling required by Tenant, shall be the sole responsibility of Tenant in accordance with the terms of this Lease (subject to the terms of Section 2.5 below). Any increase in costs and expenses caused by changes to the description of Landlord's Work or any additional tenant improvements as a result of any request by Tenant, subject to Landlord's approval (such approval not to be unreasonably withheld, conditioned or delayed), shall be borne solely by Tenant and paid to Landlord within thirty (30) days of receipt of Landlord's invoice therefor.

In the event Tenant elects, in its sole discretion, to commence business operations in the Premises prior to the substantial completion of Landlord's Work, Landlord and Tenant shall, following the Lease Commencement Date, promptly schedule and complete the Landlord's Work. Once commenced, Landlord agrees to diligently prosecute Landlord's Work to completion, subject to delays due to Force Majeure and Tenant Delays. Landlord's Work shall be performed in a first class, good and workmanlike manner, in accordance with the standards of the Building, if any, and in accordance and in compliance with all applicable laws and regulations.

For purposes of this Lease, "**Tenant Delays**" shall mean any delay in the Substantial Completion of Landlord's Work which occurs as a result of (i) any request by Tenant that Landlord perform any work different from or in lieu of Landlord's Work (as described herein), provided Landlord advised Tenant of the reasonably estimated number of days Landlord's Work would be delayed as a result of such request prior to Tenant approving such change, (ii) any failure of Tenant to respond to any request for approval required hereunder within the time period set forth in this Lease, (iii) any delay in the performance of Landlord's Work caused by Tenant's interference therewith during any Early Access Period, or (iv) any delay in the performance of Landlord's Work resulting from Tenant's written request that Landlord delay the performance of such work.

For purposes of this Lease, "**Force Majeure**" shall mean any delay due to strikes, lockouts or other labor or industrial disturbance, civil disturbance, terrorism, future order of or delay caused by any government, court or regulatory body claiming jurisdiction, act of the public enemy, war, riot, sabotage, blockade, embargo, failure or inability to secure materials, supplies or labor through ordinary sources by reason of shortages or priority or similar regulation or order of any government or regulatory body, lightning, earthquake, fire (other than fire caused by the negligence of Landlord or Landlord's contractors), storm, hurricane, tornado, flood, washout, explosion, other Acts of God, or other delays reasonably beyond the control of Landlord.

2.3. <u>Tenant's Work</u>. Subject to the provisions of Sections 4.2, 4.3, 4.4, 4.5 and the Rules and Regulations for Construction Work set forth on **<u>Exhibit B</u>** hereto, and otherwise in accordance with the standards of the Building, if any, and in accordance and in compliance with all applicable laws, codes, rules and regulations and the Tax Credit Guidelines set forth in Schedule 4.3 (collectively, "**<u>Laws</u>**"), Tenant may perform the following work and improvement in and to the Premises ("**Tenant's Work**"):

(a) installation and performance of improvements to the Premises as Tenant deems advisable (including without limitation, architectural, engineering and construction services, equipment and fixtures, wall and floor coverings); and

(b) install any and all additional improvements or modifications to existing improvements within the Premises required by an applicable law, rule, regulation or ordinance as a direct result of any improvements or modifications installed or made by Tenant pursuant to clause (a) above, including without limitation, any and all improvements or modifications required to comply with the Americans with Disabilities Act.

Any Tenant's Work shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant's Work shall be performed in a good and workmanlike manner and in accordance with all applicable laws and regulations. Tenant's Work shall be done at Tenant's sole cost and expense, subject to the provisions of Section 2.5 below.

2.4. Early Access. Subject to the existing tenant vacating the Premises as set forth above, and subject to the early completion of Landlord's Work, Tenant shall have the right to enter the Premises up to seven (7) days prior to the Commencement Date, unless otherwise approved by Landlord in writing, during normal business hours and without payment of rent, solely for the purpose of **(i)** installing furniture, fixtures and equipment, **(ii)** installing cabling and other data and telecommunications systems and equipment, and **(iii)** taking measurements and showing the Premises to architects and contractors, provided that Tenant's entrance onto the Premises does not materially interfere with Landlord's Work, or delay, the delivery of the Premises by Landlord. Such right of entry shall be deemed a license from Landlord to Tenant, and any entry thereunder shall be at the risk of Tenant; provided, however, that Tenant has not begun operating its business from the Premises, and subject to all of the terms and conditions of the Lease (other than the obligation to pay rent), the foregoing activity shall not constitute the delivery of possession of the Premises to Tenant and the term of the Lease shall not commence as a result of said activities. Tenant shall indemnify and save harmless Landlord against and from all liabilities, damages, penalties, costs, and expenses, including reasonable attorneys' fees, that may be imposed upon or incurred by or asserted against Landlord as a result of such entry.

2.5. Landlord's Interest. Tenant acknowledges that, notwithstanding any provision of this Lease to the contrary, **(i)** Landlord's interest in the Premises is pursuant to that certain Master Lease Agreement, dated April 30, 2008, by and between Watch City Ventures PH1 LLC ("**Master Landlord**") and Landlord (the "**Master Lease**"), a notice of which is recorded with the Middlesex County (South District) Registry of Deeds at Book 51133, Page 510, **(ii)** Master Landlord's interest in the Premises is pursuant to that certain Ground Lease, dated April 30, 2008, by and between Watch City Ventures LLC ("**Ground Landlord**"), as landlord, and Master Landlord, as tenant (the "**Ground Lease**"), notice of which is recorded with said Deeds at Book 51133, Page 368, **(iii)** Master Landlord, Ground Landlord and Watch City Ventures PH3 LLC are parties to that certain Declaration of Reciprocal Easements and Restrictions, dated April 30, 2008 and recorded with said Deeds at Book 51133, Page 349 (the "**Declaration**"), and **(iv)** this Lease shall be subject and subordinate in all respects to the Ground Lease, the Master Lease and the Declaration.

(a) Landlord hereby covenants (i) to promptly perform its obligations under the Master Lease and not to cause a default under the Master Lease, and (ii) not to terminate, amend or modify the Master Lease in any way that materially adversely affects Tenant's rights or obligations under this Lease.

(b) Landlord hereby represents and warrants to Tenant, as of the Execution Date, that (i) the Master Lease and the Ground Lease are in full force and effect and there exists no default or state of facts which, with the giving of notice or passage of time, or both, would constitute a default thereunder or permit either party to terminate the Master Lease or the Ground Lease, and (ii) the consent by or approval of Master Landlord or Ground Landlord with respect to the execution of this Lease is not required under the Master Lease or the Ground Lease and the terms of this Lease do not violate the Master Lease or the Ground Lease.

3. RENT AND OTHER CHARGES.

3.1. Base Rent and Additional Rent. From and after the Commencement Date, Tenant agrees to pay the Base Rent and Additional Rent in lawful money of the United States in advance on the first day of each and every calendar month during the Term of this Lease, at the Payment Address or at such other place as Landlord may from time to time designate by notice. **Tenant's first installment of Base Rent and the Security Deposit shall be due and payable upon Lease execution.** Landlord may, from time to time (but not more frequently than once for each calendar

year), provide Tenant with an estimate of the Additional Rent for the coming year and such estimated Additional Rent shall be payable by Tenant to Landlord in accordance with the provisions of the preceding sentence in 12 equal monthly installments. The Base Rent and Additional Rent for any partial month shall be prorated on the basis of a 30 day month.

3.2. Actual Additional Rent; Tenant Audit Rights. Landlord shall use best efforts to deliver to Tenant within one hundred eighty (180) days of the end of each Calendar Year or Fiscal Year during the Term, and upon the expiration or sooner termination of this Lease, Landlord will ascertain the actual costs incurred by Landlord for Operating Expenses and real estate taxes for the Buildings for the applicable period and shall notify Tenant of such actual costs (the "**Actual Additional Rent**"). After determining such Actual Additional Rent, Landlord shall then determine if Tenant owes any additional sums therefore or if Tenant has paid Landlord more than Tenant's Proportionate Share of Actual Additional Rent. Tenant shall pay to Landlord within thirty (30) days of demand, the amount, if any, equal to the difference between the actual payments made by Tenant, and the Actual Additional Rent. If any excess payments have been made by Tenant, then same shall be held by Landlord and applied to Tenant's next monthly amounts due under this Lease (for Base Rent or Additional Rent) or if the Lease has expired or terminated, Landlord shall refund excess payments to Tenant within thirty (30) days.

Tenant, through any certified public accountant designated by Tenant on a non-contingent fee basis, shall be afforded, at its request no more than one (1) time each year during the Term or any extensions thereof, reasonable access to Landlord's books and records (to be kept at Landlord's principal offices at 125 High Street, Suite 531, Boston, Massachusetts) for the sole purpose of verifying all Operating Expenses and real estate taxes from which Actual Additional Rent is calculated. Within ninety (90) days after the delivery of a year-end statement calculating such Operating Expenses and/or real estate taxes (which may be delivered as part of one combined statement or in separate statements), Tenant shall notify Landlord if it intends to examine Landlord's books and records with respect to the Operating Expenses and/or real estate taxes shown on each statement. Landlord and Tenant acknowledge that if the calculations of Actual Additional Rent with respect to Operating Expenses and real estate taxes are detailed on separate statements, Tenant shall have the right to audit each such statement in accordance with and subject to the restrictions set forth in this Section 3.2. If Tenant so notifies Landlord, then Tenant and its representatives shall have the right, at Tenant's sole cost and expense, during normal business hours, for a period of sixty (60) days after Tenant's notice ("**Examination Period**") to examine, at Landlord's offices, Landlord's books and records relating to the Operating Expenses and real estate taxes for the previous Calendar Year and make copies thereof, provided that in no event shall any such examination be conducted by a contingency fee based auditing firm. Tenant shall notify Landlord within ten (10) business days after the expiration of said Examination Period if it disputes such statement, setting forth the reasons therefor (a "**Notice of Dispute**"). If Tenant fails to notify Landlord of Tenant's intent to examine Landlord's books and records within ninety (90) days after receipt of any such statement, then Tenant shall be deemed to have waived its right to conduct such an examination only until Tenant receives the next year-end statement from Landlord the immediately following Calendar Year. If Tenant exercises its rights to examine Landlord's books and records and fails to give Landlord a Notice of Dispute within the ten (10) business days after the expiration of the Examination Period hereinabove referenced to, then Tenant shall be deemed to have accepted such statement as true and correct for all purposes hereof. If any audit or examination by Tenant of Landlord's books and records pursuant to the foregoing proves an overstatement of Operating Expenses or real estate taxes by Landlord in excess of the amount set forth in the statement, Landlord shall pay Tenant the amount of such overstatement to the extent Tenant has paid such amount to Landlord. If the audit or examination proves an understatement,

Tenant shall pay the amount of such understatement to Landlord within thirty (30) days of the expiration of the Examination Period. If such audit reveals that Tenant's Proportionate Share of any Operating Expenses and real estate taxes has been overstated by more than five percent (5%), Landlord shall promptly upon demand reimburse Tenant for the reasonable costs of such audit.

3.3. Intentionally Omitted.

3.4. Electric Current. In addition to Base Rent and Additional Rent, Tenant shall pay, during the Term, the cost of electric current to the Premises for **(a)** the operation of lights and electrical outlets in the Premises, **(b)** the operation of the heat pumps exclusively serving the Premises, and **(c)** the operation of any supplemental air conditioning installed in the Premises by or at the request of Tenant (the parties acknowledging that there is no supplemental air conditioning currently installed in the Premises). Landlord and Tenant acknowledge that **(i)** electric current for lights and electrical outlets and heat pumps for the Premises are separately metered and electric current for any supplemental air conditioning for the Premises, if ever installed by or on behalf of Tenant, will also be separately metered at Tenant's sole cost and expense, and Tenant shall pay the cost thereof directly to the public utility and such costs shall not be included in Operating Expenses, **(ii)** the costs incurred by Landlord in connection with the maintenance of and electric consumption for the heating and air conditioning system for the Building and the Premises (exclusive of the heat pumps servicing the Premises aforesaid and any supplemental air conditioning system serving the Premises aforesaid), shall be included in Operating Expenses. Tenant shall pay the cost of electric current as described herein as of the Commencement Date.

3.5. Late Fees; Charges. If any Base Rent, Additional Rent or any other sum due hereunder is not paid within five (5) days after the due date of such payment, Tenant shall pay on demand, in addition to any other additional charges due under this Lease, **(i)** an administrative fee equal to four percent (4%) of the overdue amount, and **(ii)** interest on such overdue amount which interest shall accrue at a rate equal to the lesser of **(a)** twelve percent (12%), or **(b)** the highest rate of interest permitted by law, and such administrative fee and interest shall constitute Additional Rent.

3.6. Independent Covenant. It is the intention of the parties hereto that, except in each case as otherwise expressly set forth in this Lease: **(i)** the obligations of the parties shall be separate and independent covenants and agreements and such obligations shall not be affected by the other party's failure to perform any of its obligations under this Lease; and **(ii)** during the Term of this Lease, except to the extent expressly provided herein, Tenant shall not have any right to terminate this Lease as a result of Landlord's failure to perform any of Landlord's obligations under this Lease. The foregoing provision is not intended to waive any other rights of Tenant at law to enforce the provisions of this Lease against Landlord.

4. TENANT'S COVENANTS.

4.1. Permitted Use. The Premises shall be used only for the Permitted Use and for no other purpose. Tenant's use of the Premises shall comply with the reasonable rules and regulations, if any, annexed hereto as **Exhibit C** and such other and further reasonable rules and regulations of uniform applicability as the Landlord may make from time to time of which Tenant is provided a written copy thereof and of which Tenant is provided advanced notice. Landlord covenants that the rules and regulations shall be applied to all Building tenants and occupants in a non-discriminatory manner; provided, however, Landlord may change or waive any or all of said rules in the case of any one or more tenants as it deems desirable using its reasonable business judgment. Landlord shall not be responsible to Tenant for failure to enforce any of the rules and regulations

or for the non-observance or violation of any of said rules and regulations by any other tenant or by any other person, or for the non-observance or violation of or failure to enforce or to perform the provisions of any other lease of any part of the Building. Subject to the terms and conditions of this Lease, the use of the Premises shall be at Tenant's sole risk and hazard. Landlord shall not be liable to Tenant for any loss or damage to any goods, effects, or personal property in the Premises Without limiting the generality of the foregoing, Tenant agrees that it shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used for the preparation or dispensing of food, whether by vending machines or otherwise, except with respect to any kitchen area located within the Premises as of the Commencement Date, for the use of Tenant and its employees and invitees. There shall be no stoves, conventional ovens, cook tops, hot plates, grills, griddles or other appliances used for cooking, except as expressly set forth above.

Without limiting the generality of the foregoing, if Tenant conducts any research of any kind in the Premises, Tenant will comply with all applicable laws, ordinances, rules and regulations of any governmental or quasi-governmental authority or agency, including export controls such as the International Traffic in Arms Regulations administered by the United States Department of State, the Export Administration Regulations administered by the United States Department of Commerce, and the regulations administered by the Office of Foreign Assets Control at the United States Department of the Treasury (collectively, "Laws").

If Tenant produces medical waste, Landlord may, at its option, provide medical waste disposal services to Tenant. If Landlord elects to provide such services, Landlord may require Tenant to use said services. Landlord, at its option, may bill Tenant directly for such services, which amounts shall then constitute additional rent hereunder, or Landlord may include the cost of providing such services in Operating Expenses. Tenant waives its right to the fullest extent allowed by law to assert any claim against Landlord in connection with the negligent provision of medical waste disposal services by Landlord. In the event Landlord is unable or chooses not to provide such disposal services to Tenant, Tenant shall arrange for the disposal of its medical waste and such disposal shall be done in compliance with all applicable laws. Tenant hereby agrees to indemnify, defend and hold harmless Landlord against any cost, loss, liability, action, suit or expense (including attorneys' fees) arising out of or relating to the existence of or the disposal of medical waste produced by Tenant at the Premises except where Landlord has provided the disposal services and only to the extent that Landlord or its agent is negligent in connection therewith.

4.2. Maintenance of the Premises; Compliance with Laws. Tenant agrees to maintain the Premises in as good order, repair and condition as exists on the Commencement Date, reasonable wear and tear only excepted (but in any event not less than good order) and damage by fire and other casualty and taking by eminent domain being governed by the applicable provisions of this Lease. Tenant shall keep the Premises in a safe and sanitary condition and comply with and keep the Premises in compliance with, all applicable laws now or hereafter existing and as required by the particular occupancy and use made of the Premises by Tenant, as opposed to the Permitted Uses generally. Subject to Landlord's obligations below and Landlord obligations with respect to the condition of the Premises on delivery, Tenant shall make all required repairs, alterations, replacements, or additions in and to the Premises and shall install any required devices or equipment relating to Tenant's particular occupancy and use of the Premises (as opposed to the Permitted Uses in general). Notwithstanding any contrary provisions of the Americans with Disabilities Act, 42 U.S. Code 12101 et seq., as it may be amended from time to time (and the regulations and Accessibility Guidelines for Buildings and Facilities issued pursuant thereto) (collectively, "ADA"), all costs (including reasonable attorney's fees) associated with alterations to the Premises made by Tenant, and access thereto, whether or not required by ADA or other

applicable law, shall be at Tenant's cost, other than any pre-existing non-conforming conditions, in which case such compliance shall be Landlord's responsibility.

4.3. Alterations. Tenant shall not make any alterations or additions to the Premises (including, without limitation, any alterations or additions to the electrical or other utility facilities servicing the Premises) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. All such allowed alterations or additions shall be at Tenant's sole cost and expense, shall be performed in a good and workmanlike manner in accordance with the Rule and Regulations for Construction Work (attached hereto as **Exhibit B**), all applicable laws, including, without limitation, the National Park Service and guidelines issued by the Secretary of the Interior attached hereto as **Schedule 4.3**, and shall be subject to such further requirements as may be imposed by Landlord as a reasonable condition of providing consent to such alterations or additions.

4.4. Hazardous Material. Except for small quantities of ordinary office supplies such as copier toners, liquid paper, glue, ink and common household cleaning materials, used in compliance with all Environmental Laws, Tenant shall not cause or permit any Hazardous Material to be brought, kept or used in or about the Premises or the Building by Tenant, its agents, employees, contractors, or invitees. Tenant hereby agrees to indemnify Landlord from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses which arise during or after the Term of this Lease as result of such breach. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions and any cleanup, remedial removal, or restoration work required by any Environmental Law due to the presence of Hazardous Material caused by Tenant. Tenant shall promptly notify Landlord of any release of a Hazardous Material in the Premises or at the Building of which Tenant becomes aware, whether caused by Tenant or any other person or entity. Tenant shall give written notice to Landlord as soon as reasonably practicable of any communication received by from any governmental authority concerning Hazardous Material that relates to the Premises, any of the Buildings or the Property. The Premises are leased subject to a Notice of Activity and Use Limitation, M.G.L. c. 21E, §6 and 310 CMR 40.0000, dated February 27, 2017 and recorded with the Middlesex South District Registry of Deeds on March 6, 2017 in Book 68975, Page 317 (the "**AUL**"), which imposes certain environmental restrictions on the Premises. The provisions of this Section 4.4 shall survive the termination of the Lease.

For purposes of this Lease, "Environmental Law" shall mean all federal, state or local laws, statutes, regulations, codes, plans, orders, decrees, judgments, activity and use limitations, notices, licenses, permits, rules, ordinances or demand letters relating to environmental matters, Hazardous Materials, natural resources, pollution or protection of human health, safety or the environment, including, without limitation, the following laws (as well as the regulations promulgated with respect to such laws) (i) Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (ii) Federal Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., (iii) Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., (iv) Hazardous Materials Transportation Act ("HMTA"), 49 U.S.C. Section 5101 et seq., (v) Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. c. 21E ("21E"), (vi) Massachusetts Hazardous Waste Management Act, M.G.L c. 21C, and (vii) Massachusetts Clean Waters Act, M.G.L. c. 21, Section 26 et seq., as any of the foregoing may be amended from time to time, as well as other and subsequently enacted or adopted environmental protection laws, ordinances or statutes. For purposes of this Lease, "Hazardous Material" shall mean any hazardous substance as defined in 42 U.S.C. § 9601(14), any

hazardous waste as defined by 42 U.S.C. §6903(5), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde, perchlorate or polychlorinated biphenyls) regulated by or forming the basis of liability under any Environmental Law.

4.5. Floor Load – Heavy Machinery. Tenant shall not place a load upon any floor of the Premises exceeding 200 pounds per square foot live load. Landlord reserves the right to reasonably prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient in Landlord's reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter, or fixtures into or out of the Building without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If such safe, machinery, equipment freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger's License to do said work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save and hold Landlord harmless against and from any liability, loss, injury, claim or suit to the extent resulting directly or indirectly from such moving. Proper placement of all such business machines, etc., in the Premises shall be Tenant's responsibility.

4.6. Access to Premises-Shoring. Provided Landlord complies with Tenant's reasonable security precautions, Tenant shall: (i) permit Landlord to erect, use and maintain pipes, ducts and conduits in and through the Premises, provided the same do not reduce the floor area or materially adversely affect the appearance thereof or Tenant's use and operations in the Premises, (ii) upon twenty-four (24) hours' prior oral notice (except that no notice shall be required in emergency situations), permit Landlord and any mortgagee of the Building or the Buildings and land or of the interest of Landlord therein, and any lessor under any ground or underlying lease, and their representatives, to have free and unrestricted access to and to enter upon the office portions of the Premises (but such access shall not apply to Tenant's personal property, furnishings or equipment located within the Premises, such as, but not limited to, safes, drawers or filing cabinets) at all reasonable hours for the purposes of inspection or of making repairs, replacements or improvements in or to the Premises or the Building or equipment (including, without limitation, sanitary, electrical, heating, air conditioning or other systems) or of complying with all laws, orders and requirements of governmental or other authority or of exercising any right reserved to Landlord by this Lease (including the right during the progress of any such repairs, replacements or improvements or while performing work and furnishing materials in connection with compliance with any such laws, orders or requirements to take upon or through, or to keep and store within, the Premises all necessary materials, tools and equipment); and (iii) permit Landlord, at reasonable times, to show the Premises during ordinary business hours to any existing or prospective mortgagee, ground lessor, space lessee, purchaser, or assignee of any mortgage, of the Building or of the Buildings and the land or of the interest of Landlord therein, and during the period of six (6) months next preceding the Termination Date to any person contemplating the leasing of the Premises or any part thereof. If Tenant shall not be personally present to open and permit an entry into the Premises when an entry therein shall be necessary due to an emergency, Landlord or Landlord's agents may enter the same by a master key, or may forcibly enter the same, without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord's agents shall accord reasonable care to Tenant's property), and without in any manner affecting the obligations and covenants of this Lease. Landlord shall exercise

its rights of access to the Premises permitted under any of the terms and provisions of this Lease in such manner as to minimize to the extent practicable interference with Tenant's use and occupation of the Premises. At Tenant's option, except in cases of emergency, Tenant may have one of its personnel accompany Landlord and Landlord's agents and invitees while such individuals are within the Premises. If an excavation shall be made upon land adjacent to the Premises or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the Building from injury or damage and to support the same by proper foundations without any claims for damages or indemnity against Landlord, or diminution or abatement of rent, provided such entry shall not materially interfere with Tenant's business operations at the Premises.

4.7. Surrender. At the end of the Term, Tenant shall peaceably and quietly leave, surrender and yield up unto the Landlord all and singular the Premises in the order and condition in which Tenant is required to maintain the Premises during the Term . All goods, effects, or personal property remaining in or on the Premises after the Tenant vacates the Premises or after the termination of this Lease (whichever occurs first) shall be deemed abandoned, and Landlord shall have the right to remove same at Tenant's expense, and use, sell, or destroy the same as Landlord may elect.

5. BUILDING SERVICES.

5.1. Building Hours; Tenant Access. The Building's hours of operation are Mondays through Fridays, from 7:30 a.m. to 6:00 p.m., excepting legal holidays other than Martin Luther King Day, Presidents' Day, Columbus Day and Veteran's Day (the "**Standard Building Hours**"). Tenant shall have access to the Building and the Premises twenty-four (24) hours a day, seven days a week, subject to such reasonable rules and regulations as Landlord may impose from time to time in accordance with this Lease.

5.2. Water. Landlord shall furnish hot and cold water for ordinary general office purposes, cleaning, toilet, lavatory and drinking purposes, it being understood that the Premises includes a kitchen with running water (suitable for the installation of a dishwasher, which Tenant may install at Tenant's sole cost and expense), and Tenant acknowledges that food preparation will not be permitted in the Premises, other than in the kitchen area for Tenant's own employees and invitees as can be reasonably prepared on small kitchen appliances such as a microwave or toaster oven. If Tenant requires, uses or consumes water for any purpose other than for the aforementioned purposes, Landlord may **(i)** assess a reasonable charge for such additional usage or consumption or **(ii)** install a water meter and thereby measure Tenant's water consumption for all purposes.

5.3. Heat and Air Conditioning. Landlord shall through the HVAC equipment of the Building furnish to and distribute in the Premises heat and air conditioning as normal seasonal changes may require on business days during Standard Building Hours when heat and air conditioning may reasonably be required for the comfortable occupancy of the Premises by Tenant (substantially equivalent to that being furnished in comparably aged, similarly equipped office buildings in the same city). Tenant agrees to cooperate fully with Landlord with regard to, and to abide by all the reasonable regulations and requirements, which Landlord may prescribe for the proper functioning and protection of the HVAC system.

5.4. Additional Heat and Air Conditioning. Landlord will use reasonable efforts upon reasonable advance written notice from Tenant of its requirements in that regard, to furnish additional heat, air conditioning and cleaning services to the Premises on days and at times other

than as above provided. In the event that Tenant shall require additional heating or air conditioning services beyond the Standard Building Hours, Landlord shall provide said services at a rate of Thirty-Five and 42/100 Dollars ($35.42) per hour, subject to pro-rata increases from time to time during the Term in the event costs to Landlord increase during the Term. In the event that said services are also requested by additional tenants of the building, such cost shall be apportioned evenly among the requesting parties.

5.5. No Abatement of Rent. Landlord shall not be liable for nor shall rent abate because of interruption or cessation of any service to the Premises of the Building agreed in this Lease to be furnished which is due to accident, repairs, alterations or improvements, labor difficulties, scarcity of or inability to obtain fuel, electricity, or any services or supplies from sources from which they may customarily have been obtained, fault of Tenant or any third party, or due to any cause beyond Landlord's control, except in the event such interruption or cessation of service continues for three (3) consecutive business days, after which, Tenant shall be entitled to an equitable abatement of rent to the extent such interruption or cessation of service renders the Premises unsuitable for the operation of Tenant's business.

5.6. Elevators and Cleaning. Landlord at its expense shall: **(i)** provide elevator facilities as currently exist in the Building; and **(ii)** cause the office areas of the Premises to be cleaned on business days (except Saturdays and legal holidays) provided the same are kept in order by Tenant.). Tenant shall be responsible for cleaning any lab areas and Landlord shall instruct any party hired to clean the Premises that cleaning of any lab areas is not permitted. The extent and scope of the cleaning by Landlord referred to in this Section 5.6 shall be as set forth on **Exhibit D**, attached hereto and made a part hereof. The parties agree and acknowledge that, despite reasonable precautions in selecting cleaning and maintenance contractors and personnel, any property or equipment in the Premises of a delicate, fragile or vulnerable nature may nevertheless be damaged in the course of cleaning and maintenance services being performed. Accordingly, Tenant shall take reasonable protective precautions with such property and equipment (including, without limitation, computers or other data processing components or equipment and optical or electronic equipment, etc.), e.g., housing the property and equipment in a separate, locked room, so as to render it inaccessible to the Building's cleaning personnel. Landlord will use reasonable efforts upon reasonable advance written notice from Tenant of its requirements in that regard, to furnish additional cleaning services to the Premises on days and at times other than as above provided. Tenant will pay to Landlord a reasonable charge **(i)** for any such additional cleaning service required by Tenant, **(ii)** for any extra cleaning of the Premises required because of the carelessness or indifference of Tenant or because of the nature of Tenant's business, and **(iii)** for any cleaning done at the request of Tenant of any portions of the Premises which may be used for storage, shipping room or other non-office purposes. If the cost to Landlord for cleaning the Premises shall be increased due to the installation in the Premises, at Tenant's request, of any materials or finish other than those which are building standard, Tenant shall pay to Landlord an amount equal to such increase in cost provided Landlord informed Tenant, upon Tenant's request, of any such non-building standard charges at the time Landlord consented to such installation or, where consent was not required, upon request of Tenant. Tenant shall pay all additional cleaning service charges to Landlord within thirty (30) days after Landlord bills Tenant for said charges.

6. ALTERATIONS BY LANDLORD.

Landlord reserves the right, at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant's obligations under this Lease, to make such changes, alterations, additions,

improvements, repairs or replacements in or to **(i)** the Building (including the Premises) and the fixtures and equipment thereof, **(ii)** the street entrances, halls, passages, elevators, escalators, and stairways of the Building, as it may deem necessary or desirable, and **(iii)** the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building, or **(iv)** the common areas of the Building, provided, however, that there be no unreasonable obstruction of the right of access to, or unreasonable interference with the use and enjoyment of, the Premises by Tenant and further provided that if any such alterations, addition, etc., materially reduces the square footage of the Premises then Tenant's rent and pro-rata share amounts shall be reduced accordingly.

7. INDEMNIFICATION.

Except to the extent caused by Landlord's or Landlord's agent's negligence or willful misconduct, Tenant shall indemnify and save harmless Landlord against and from all liabilities, damages, penalties, costs, and expenses, including reasonable attorneys' fees, that may be imposed upon or incurred by or asserted against Landlord to the extent **(i)** arising from events occurring on the Premises; or **(ii)** by reason of any negligence or willful misconduct on the part of Tenant or any of Tenant's agents, employees, assignees, subtenants, or invitees; or **(iii)** due to any failure on the part of Tenant to perform or comply with any covenant required to be performed or complied with by Tenant under this Lease. In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant upon written notice from Landlord shall, at Tenant's expense, resist or defend such action or proceeding by counsel approved by Landlord in writing.

8. INSURANCE.

8.1. General Liability Insurance. Tenant shall procure, and keep in force and pay for Commercial General Liability Insurance insuring Tenant on an occurrence and per location basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time Tenant and/or its contractors enter the Premises in accordance with this Lease, of not less than Two Million ($2,000,000) Dollars per occurrence and Four Million ($4,000,000) Dollars in the aggregate in the event of personal injury to any number of persons or damage to property, arising out of any one occurrence, and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord. In the event Tenant intends to serve or provide, or permit the consumption of, alcoholic beverages on the Premises, Tenant's Commercial General Liability Insurance coverage required above, shall include liquor liability insurance coverage and a certificate of such insurance, evidencing such liquor liability insurance coverage, as required pursuant to Section 8.3 below, shall be provided to Landlord prior the service or consumption of alcoholic beverages on the Premises. The foregoing policies shall name the Landlord, Landlord's managing agent and Landlord's mortgagee (of whom Landlord has provided Tenant advance notice) as an additional insured.

8.2. Property Insurance. Tenant, at its own expense, shall obtain and keep in force during the Term of this Lease "All Risk" property insurance. Said insurance shall be written on a one hundred percent (100%) replacement cost, Agreed Amount basis, on Tenant's personal property, all Tenant improvements installed at Premises by Tenant (not including any tenant improvements existing as of the Commencement Date, which shall be insured by Landlord), Tenant's trade fixtures and other property. Such policy shall include business interruption insurance in such amount as will reimburse Tenant for loss of earnings attributable to all perils insured against under this section.

8.3. Intentionally Omitted.

8.4. Intentionally Omitted.

8.5. Worker's Compensation Insurance.

Tenant, at its own expense, shall obtain and keep in force during the term of this Lease, worker's compensation insurance as required by applicable law. Employer's liability coverage with per occurrence limits not less than $500,000.00 each accident for bodily injury by accident, $500,000 each employee for bodily injury by disease, and $500,000 policy limit for bodily injury by disease, or such other amount as may be required by umbrella policy to effect umbrella coverage shall be maintained and scheduled on the umbrella liability policy required in Section 8.4 above.

All limits required above are minimum limits only and not intended to restrict Tenant's liability under this Lease.

8.6. Certificates of Insurance. Certificates of such policies setting forth the full provisions thereof, together with evidence satisfactory to Landlord of the payment of all premiums for such policies, shall be delivered by Tenant to Landlord upon the full execution and delivery of this Lease and at least thirty (30) days prior to the expiration of each such policy.

8.7. Waiver of Subrogation. Each party, notwithstanding any provision of this Lease otherwise permitting such recovery, hereby waives any rights of recovery against the other for loss or injury against which such party is protected by insurance, to the extent of the coverage provided by such insurance (or which would have been covered had the party maintained the insurance required to be carried under this lease). Each insurance policy carried by either party with respect to the Premises or the property of which they are a part which insures the interest of only one party, shall include provisions denying to the insurer acquisition by subrogation of any rights of recovery against the other party.

9. CASUALTY OR CONDEMNATION.

9.1. Casualty; Eminent Domain. Should all or any portion of the Premises or the Building be damaged by fire or other casualty, or be taken by eminent domain, Landlord may elect to terminate this Lease. When such fire, casualty or taking renders all or a portion of the Premises unsuitable for their intended use, a just and proportionate abatement of rent shall be made, and Tenant may elect to terminate this Lease if: **(a)** Landlord fails to give written notice within thirty (30) days of its intention to restore the Premises and the Building and such failure continues thereafter for a period of ten (10) days after Landlord's receipt of a reminder notice from Tenant; or **(b)** Landlord fails to restore the Premises and the Building to a condition substantially suitable for their intended use within nine (9) months of said fire, casualty or taking. Any termination of this Lease pursuant to the foregoing provisions shall be without prejudice to any claims accruing prior thereto. If Landlord elects to restore the Premises and/or the Buildings, Landlord shall proceed diligently with such restoration effort, subject to availability of insurance proceeds.

9.2. Awards. Landlord reserves, and Tenant grants to Landlord, all rights which Tenant may have for damages or injury to the Premises or to the leasehold estate hereby created for any taking by eminent domain, except for any amount awarded specifically to Tenant which do not diminish the amounts received by Landlord.

9.3. Tenant's Negligence. If such fire or casualty occurs as a result of the negligence or willful misconduct of Tenant or Tenant's employees, agents, contractors or invitees, and the proceeds of insurance which are actually received by Landlord are not sufficient to repair all of the damage, Tenant shall pay, at Tenant's sole cost and expense, to Landlord upon demand, the amount of any reasonable deductible applicable to any such insurance policy.

10. ASSIGNMENT/SUBLETTING.

10.1. Assignment/Sublet. Tenant shall not assign, transfer, mortgage or pledge this Lease or any interest therein nor sublet all or any portion of the Premises without Landlord's prior written consent, not to be unreasonably withheld, conditioned or delayed. Notwithstanding any such consent, Tenant shall remain unconditionally and principally liable to Landlord for the payment of all rent and for the full performance of the covenants and conditions of this Lease. Landlord's consent shall not be required, and the provisions of Section 10.2 below regarding Landlord's recapture rights shall not apply, with respect to any assignment of this Lease or sublease of all or a portion of the Premises to an Affiliate of Tenant or Parent of Tenant (both as defined below), provided Tenant notifies Landlord in writing not less than thirty (30) days prior to the effective date of such assignment or subletting, and such Affiliate has a net worth equal to or greater than Tenant as of the date hereof (hereinafter, a "Permitted Transferee"). For purposes of this Section, an "Affiliate of Tenant" shall mean any entity (1) that Controls (as herein defined) Tenant, (2) that is under the Control of Tenant, through stock ownership or otherwise, (3) that is under common Control with Tenant, or (4) which results from the merger or consolidation with or into Tenant, or acquires all or substantially all of the assets of and/or interest in Tenant. For the purposes hereof, a "Parent of Tenant" shall mean any entity (A) that Controls Tenant, or (B) that owns more than fifty percent (50%) of the issued and outstanding voting securities of Tenant. The terms "Control" or "Controls" as used in this Section shall mean the power to directly or indirectly influence the direction, management, or policies of Tenant or such other entity. Tenant shall not be permitted to assign this Lease or sublease all or any portion of the Premises to **(i)** any party that is (or has been within the four (4) month period prior to such proposed assignment or subletting) a tenant of Landlord or any Affiliate of Landlord, if Landlord or any such Affiliate can accommodate the proposed tenant's space needs, or **(ii)** any party with whom Landlord or any Affiliate of Landlord, has actively negotiated with regarding the leasing of space within the four (4) month period prior to date Tenant requests consent to such proposed assignment or subletting. Except in connection with a transfer to a Permitted Transferee, fifty percent (50%) of any rent, sum or other consideration to be paid or given in consideration for any such assignment or subletting, either initially or over time, in excess of the Base Rent and/or Additional Rent and/or other charges to be paid under this Lease (pro-rated on a square foot basis in the event of a partial sublease), after deducting attorneys fees, brokerage fees, the cost of any tenant improvements and other customary leasing costs incurred by Tenant in connection with such assignment or subletting, shall be paid directly to Landlord as and when received as if such amount were originally called for by the terms of this Lease as Additional Rent and Tenant shall be liable to Landlord for all such amounts as and when received.

Landlord may, in its sole discretion, withhold consent to any proposed assignment or subletting (i) to another tenant of the Building or an affiliate of such tenant or an entity (or affiliate of any entity) with which Landlord was negotiating for space in the Building, if Landlord has available space to meet such proposed tenant's needs, and (ii) a prospective tenant with which Landlord has been in bona fide negotiations regarding a lease at the Building in the prior one-hundred twenty (120) days, and for which space is still available to accommodate said tenant.

10.2. Landlord's Right to Recapture. Notwithstanding anything to the contrary contained in this Article 10 (except with respect to an assignment or subletting to a Permitted Transferee as set forth in Section 10.1 above), Landlord shall have the option, by giving written notice to Tenant within fifteen (15) days after receipt of any request by Tenant to assign this Lease or to sublease more than 50% of the space in the Premises in the aggregate for the balance of the term of this Lease, to terminate this Lease as of the proposed effective date of such assignment or sublease, or in the event no such proposed effective date is given in Tenant's request for Landlord's approval, the date thirty (30) days after Landlord's election to so terminate this Lease. Landlord may, at its option, lease all or any portion of the recaptured Premises to the proposed subtenant or assignee or to any other person or entity without liability to Tenant. Tenant shall not be entitled to any portion of the profit, if any, Landlord may realize on account of such termination and reletting. Tenant acknowledges that the purpose of this Section 10.2 is to enable Landlord to receive profit in the form of higher rent or other consideration to be received from an assignee or sublessee, to give Landlord the ability to meet additional space requirements of other tenants of the Building and to permit Landlord to control the leasing of space in the Building. Tenant acknowledges and agrees that the requirements of this Section 10.2 are commercially reasonable and are consistent with the intentions of Landlord and Tenant.

11. DEFAULT.

11.1. Events of Default. If any one or more of the following events ("**Events of Default**") shall happen:

(a) if default shall be made in the due and punctual payment of any Base Rent, any Additional Rent or any other payment due from Tenant hereunder, and Tenant shall fail to cure such default within five (5) days after notice thereof to Tenant; or

(b) if default shall be made by Tenant in the performance of or compliance with any of the covenants and agreements of this Lease other than those referred to in the foregoing subsection (a), and such default shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant, unless such default is of such nature that it cannot be cured within said thirty (30) day period, in which event an Event of Default shall not be deemed to have occurred if Tenant commences a cure within that thirty (30) day period and thereafter diligently and continuously prosecute the cure of same until completion; or

(c) if a petition or proceeding is filed against Tenant by others or is filed by Tenant, or an order for relief is entered with respect to Tenant, under any provision of the federal Bankruptcy Code, 11 U.S.C. Sections 101-151326 & app., or any similar provisions of any future federal bankruptcy law, provided that if a petition or proceeding is brought against Tenant by a third party, Tenant shall have a reasonable amount of time (not to exceed sixty (60) days) to obtain a dismissal of such action; or

(d) if Landlord discovers that any financial statement, representation or warranty giving to Landlord by Tenant, or by any guarantor of Tenant's obligations hereunder, is or was materially false

then Landlord shall have, in any such case, in addition to all other remedies available at law and in equity, the right thereafter to re-enter and take complete possession of the Premises, to retain thereto, to remove all other goods and effects of Tenant, and to terminate this Lease, all

subject to applicable Law but without prejudice to any remedies which might otherwise be used for arrears of rent or other default. Tenant shall, in case of any such termination forthwith pay to Landlord the unpaid Base Rent and Additional Rent which remained due and owing at the time of Landlord's termination of this Lease. Landlord shall use commercially reasonably efforts to relet the Premises to a third-party tenant. Landlord shall be deemed to have used commercially reasonable efforts upon listing the Premises with Landlord's broker used by Landlord for marketing space at the Watch Factory Complex; provided however, (i) in no event shall Landlord be required to prioritize the reletting of the Premises above the marketing and leasing of any other space at the Watch Factory Complex, (ii) Landlord reserves the right to further subdivide the Premises or combine the Premises with other space at the Watch Factory Complex in connection with such reletting, and (iii) Lanldord reserves the right to accept or reject any proposed replacement tenant in the ordinary course of implementing Landlord's usual and customary leasing criteria. In addition to any other amounts owed under this Section 11.1, in case of any such termination, Tenant shall pay to Landlord, on the days originally fixed herein for the payment of Base Rent and Additional Rent, amounts equal to the several installments of Base Rent and Additional Rent as they would have become due if this Lease had not been terminated, less any amount of basic rent and additional rent received by Landlord as a result of reletting. In addition to the foregoing, Tenant shall pay to Landlord any other amount necessary to compensate Landlord for all detriment to the extent caused by Tenant's failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting (including necessary renovation and alteration of the Premises to prepare for such reletting (but specifically excluding any cost incurred by Landlord to renovate the Premises to meet the new tenant's specific requests), and reasonable attorneys' fees), and any unamortized real estate commissions actually paid by Landlord and the unamortized value of any free rent, reduced rent, tenant improvement allowance or other economic concessions provided by Landlord hereunder. If Tenant shall default, after notice thereof, in the observance or performance of any conditions or covenants on Tenant's part to be observed or performed under or by virtue of any of the provisions in any section of this Lease, Landlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Tenant. If Landlord incurs any commercially reasonable costs, including but not limited to reasonable attorneys' fees, in connection with any such default, or makes any expenditures or incurs any obligations for the payment of money in connection remedying such default, including but not limited to reasonable attorneys' fees in instituting, prosecuting or defending any action or proceeding, such costs incurred, sums paid or obligations incurred shall be paid to Landlord by Tenant as additional rent (notwithstanding that the Term may have expired). No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity.

11.2. Default by Landlord. Except as specifically set forth in this Lease, Tenant may not terminate this Lease under any circumstances. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its cure, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently pursues the same to completion. With respect to any services or utilities to be provided by Landlord to Tenant, Landlord shall in no event be liable (provided, however, the rent abatement set forth in Section 5.5 shall still accrue to Tenant's benefit) for failure to furnish the same when prevented from doing so by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply or of failure whenever and for so long as may be necessary by reason of the

making of necessary or emergency repairs or changes which Landlord is required or permitted by this Lease or by law to make or in good faith deems necessary, or by the inability despite the exercise of reasonable diligence to furnish such services or utilities, or by war or other emergency or by any other causes that are beyond the control of the Landlord. Except with respect to Section 13.8 hereof, in no event shall either party ever be liable to the other for any loss of business or any other indirect or consequential damages suffered by the other party.

If Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys' fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment. The attorneys' fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees and court costs reasonably incurred in good faith. Landlord shall be entitled to reasonable attorneys' fees and all other costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default.

12. <u>SECURITY DEPOSIT</u>.

12.1. **<u>Security Deposit.</u>** As of the date of this Lease, Tenant shall deposit with Landlord, either in the form of an irrevocable letter of credit or cash, such form being in Tenant's sole discretion, the sum specified in the Lease Summary Sheet as the "**Security Deposit**". The letter of credit (and any replacement letter of credit) shall be in a form reasonably acceptable to Landlord and shall be (i) irrevocable and unconditional; (ii) conditioned for payment solely upon presentation of the Letter of Credit and a sight draft; (iii) transferable one or more times by Landlord at no cost to Landlord and without the consent of the Tenant; and (iv) issued by a commercial bank located in the Boston, Massachusetts area (or which accepts presentment by facsimile or pdf) and reasonably satisfactory to Landlord. The Letter of Credit shall expire not earlier than 12 months after the Commencement Date, and shall provide the same be automatically renewed for successive 12 month periods through a date which is not sooner than 45 days after the termination of this Lease. In the event Landlord draws on the letter of credit, or in the event Tenant elects to deposit with Landlord a cash Security Deposit, Landlord shall not be required to keep the Security Deposit separate from its general funds, no trust relationship shall be created with respect to the Security Deposit, and Tenant shall not be entitled to interest on the Security Deposit.

12.2 <u>Charges Against Security Deposit</u>. The Security Deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all of the provisions of this Lease. If Tenant defaults with respect to any provision of this Lease, including, without limitation, provisions relating to the payment of Base Rent, Additional Rent or any other sums or amounts due and owing under this Lease, Landlord may, after expiration of applicable notice and grace periods, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Base Rent, Additional Rent or any other sums or amounts due and owing under this Lease or to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is so used, applied or retained, Tenant shall within five (5) days after demand from Landlord, either (a) in the event of a letter of credit Security Deposit, deposit funds with the issuing bank in an amount sufficient to restore the letter of credit Security Deposit to its original amount, or (b) in the event of a cash Security Deposit, deposit funds with Landlord in an amount sufficient to restore the Security Deposit to its original amount. If Tenant shall fully and faithfully perform every provision of this Lease, the remaining balance of the Security Deposit, if any, shall be returned to Tenant within thirty (30) days after the expiration

or earlier termination of this Lease. In the event of termination of Landlord's interest in this Lease, Landlord may transfer the Security Deposit to Landlord's successor in interest and, upon such transfer, Landlord shall be relieved of any and all liability for or obligation with respect to the Security Deposit.

13. MISCELLANEOUS.

13.1. Landlord's Mortgagees. This Lease shall be subject and subordinate to any mortgages, deeds of trust and other instruments in the nature of a mortgage, that may encumber Landlord's interest in the Building as of the date hereof. This Section 13.1 shall be self-operative and no further instrument or subordination shall be required, provided, however, upon the full execution and delivery of this Lease, Landlord shall provide Tenant with a Lease Subordination, Non-Disturbance of Possession and Attornment Agreement in the form attached hereto as **Exhibit E** (the "**SNDA**") by and among Landlord, Tenant and East Boston Savings Bank, which is the sole mortgagee as of the date hereof. Tenant shall, when requested, promptly execute and deliver such commercially reasonable written instruments as shall be reasonably requested by any holder thereof (including, without limitation, any instrument in substantially the same form as the SNDA) to show the subordination of this Lease to any mortgages, deeds of trust or other such instruments in the nature of a mortgage, that may now or hereafter encumber Landlord's interest in the Building, provided that said document shall state the Tenant's occupancy shall not be disturbed so long as Tenant is not in default under this Lease beyond applicable notice and cure periods. Landlord represents that it is presently not in default under any applicable mortgage, deed of trust or instrument encumbering the Building and that the mortgage referenced in the SNDA is the only mortgage or monetary encumbrance on the Property..

13.2. Signage, Blinds and Drapes.

Tenant shall put no signs in any part of the Buildings or the exterior of the Premises without the prior written consent of Landlord, which may be given or withheld in Landlord's sole discretion, provided that Tenant may install its logo sign on the interior of the Premises at the entry door to the Premises. No signs or blinds may be put on or in any window or elsewhere if visible from the exterior of the Buildings, nor may the building standard drapes or blinds be removed by Tenant. Landlord shall provide before the Commencement Date, at Landlord's sole cost and expense, Tenant signage on the Building directory and any directional signage, and upon the exterior of one entry door to the Premises, all of which shall conform to the base Building standards from time to time, as determined by Landlord in Landlord's sole discretion. Tenant may hang its own drapes, provided that they shall not in any way interfere with the building standard drapery or blinds or be visible from the exterior of any Building and that such drapes are so hung and installed that when drawn, the building standard drapery or blinds are automatically also drawn and provided Landlord gives its prior written consent, which may be given or withheld in Landlord's sole discretion. Any signs or lettering in the public corridors or on the doors shall conform to Landlord's building standard design. Neither Landlord's name nor the name of the Buildings or the complex, or the name of any other structure erected therein shall be used without Landlord's consent in any advertising material (except on business stationery or as an address in advertising matter), nor shall any such name, as aforesaid, be used in any undignified, confusing, detrimental or misleading manner. Landlord shall have the right to place any sign it deems appropriate on any portion of the Building except the interior of Tenant's Premises. Any sign installed by Tenant shall be removed by Tenant at the end of the Term, and any damage resulting therefrom shall be repaired by Tenant at Tenant's expense.

13.3. Security Measures. Landlord shall provide a commercially reasonable video surveillance system of the common areas of the Buildings and Building entrances, which shall operate twenty four (24) hours per day, seven (7) days per week and after hours card key access to the Building entry areas. On or before the Commencement Date, Landlord shall provide Tenant with sufficient card keys to provide employees access to the Building. Landlord shall also provide security personnel, who shall visually inspect the common areas of the Buildings and Building entrances periodically other than during Normal Business Hours, the cost of which shall be included in Operating Expenses. Except as specifically set forth herein, Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Building, and Landlord shall have no liability to Tenant due to its failure to provide such additional services. Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant's agents, employees, contractors and invitees from acts of third parties. Subject to the prior written approval of Landlord, such approval not to be unreasonably withheld, Tenant shall have the right to install, at Tenant's sole cost and expense, its own security system in the Premises, including, without limitation, key card or other electronic access devices or new security locks, provided, however, Landlord is provided with a copy of all such keys and key cards necessary for access to the Premises as permitted hereunder. Nothing herein contained shall prevent Landlord, at Landlord's sole option, from implementing additional security measures for the Building or any part thereof, in which event Tenant shall participate in such security measures and the cost thereof shall be included within the definition of Operating Expenses. Landlord shall have the right, but not the obligation, to require all persons entering or leaving the Building to identify themselves to a security guard and to reasonably establish that such person should be permitted access to the Building.

13.4. Estoppel Certificates. Tenant shall execute and deliver to Landlord, at such time or times as Landlord may request, a certificate evidencing whether or not **(i)** the Lease is in full force and effect; **(ii)** the Lease has been modified or amended in any respect and describing such modifications or amendments, if any; and **(iii)** there are any existing defaults thereunder to the knowledge of the party executing the certificate, and specifying the nature of such defaults, if any. If Tenant shall fail to deliver said certificate within ten (10) business days from written request therefor it shall be concluded that the Lease is in full force and effect, unmodified and without default, and Tenant shall be estopped from denying such status of the Lease.

13.5. Expenses Incurred by Landlord Upon Tenant Requests. Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant's plans and specifications in connection with proposed alterations to be made by Tenant to the Premises (not including Tenant's initial fit-out of the Premises), requests by Tenant to sublet the Premises or assign its interest in the Lease, the execution by Landlord of estoppel certificates requested by Tenant, and requests by Tenant for Landlord to execute waivers of Landlord's interest in Tenant's property in connection with third party financing by Tenant. Such costs shall be deemed to be additional rent under the Lease.

13.6. No Implied Waivers-Remedies Cumulative. No covenant or agreement of this Lease shall be deemed to have been waived by either party unless such waiver be in writing, signed by the waiving party. The failure of either party to insist upon the strict performance of any one of the covenants or agreements of this Lease or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future

of such covenant or agreement, right, remedy or election, but the same shall continue and remain in full force and effect. Any right or remedy of Landlord herein specified or any other right or remedy that Landlord may have at law, in equity or otherwise upon breach of any covenant or agreement herein contained upon the part of Tenant to be performed shall be distinct, separate and cumulative rights or remedies and no one of them, whether exercised by Landlord or not, shall be deemed to be in exclusion of any other.

13.7. Limitation of Landlord's Liability. The term "**Landlord**," as used herein, so far as Landlord's covenants and agreements hereunder are concerned, shall be intended to mean and include only the owner or owners at the time in question of the Building. In the event of any conveyance of such title, Landlord herein named and each subsequent grantor shall be automatically relieved, from and after the date of such conveyance, of all personal liability as respects the performance of any of Landlord's covenants and agreements thereafter to be performed, and such grantee shall be bound by all such covenants and agreements. Except as set forth in Section 13.8 hereof, neither Landlord nor Tenant shall be liable for indirect or consequential damages for any reason, nor for any inconvenience, interruption or consequences resulting from the failure of utilities or any service, making repairs, improvements or doing other work in the Project, or for any loss, injury or damage caused by other tenants of the Project, their visitors, guests, invitees, employees, agents, contractors, or any other persons occupying or visiting any portion of the Project, or resulting from leaks of steam, gas, electricity, water, or any other substance from pipes, wires or other conduits, or from the bursting or stoppage thereof or from the roof or other parts of the Project, or for wetness or dampness for any reason. Tenant shall not look to any disclosed or undisclosed principal of or member, manager, officer, director, employee, agent or other person relating to Landlord or Tenant, as applicable, for performance of any of the terms, provisions, covenants, limitations and conditions of this Lease. Landlord's liability hereunder shall be limited to its interest in the Building and the Property and available insurance proceeds..

13.8. Holding Over.

If Tenant or anyone claiming under it holds over after end of the Term, the party shall be a tenant at sufferance, notwithstanding Landlord's acceptance of rent, subject to the provisions of this Lease insofar as the same may be made applicable to a tenancy at sufferance; provided that the Base Rent for the period of such tenancy shall be 150% of the highest rate of Base Rent payable during the Term, and if Tenant fails to vacate within ten (10) days, then the Base Rent for the period of such tenancy thereafter shall be 200% of the highest rate of Base Rent payable during the Term and Tenant shall be liable for all damages incurred by Landlord (including consequential damages) as a result of the holding over.

13.9. Notices. All notices, approvals, consents, requests, and elections required or permitted under this Lease shall be in writing and shall be deemed duly given if and when mailed by registered or certified mail, postage prepaid, addressed, if to Tenant, at the address of Tenant set forth at the beginning of this Lease or such other address as Tenant shall have last designated by notice in writing to Landlord, with copies to Faber Law Group, 890 Winter Street, Suite 315, Waltham, MA 02451, Attn: Brian Connelly; if to Landlord, at c/o Berkeley Investments, Inc., 125 High Street, Suite 531, Boston Massachusetts 02110, or such other address as Landlord shall have last designated by notice in writing to Tenant, with a copy to Landlord's attorney: Scott H. Kapilian, Esq., Fellman Kapilian Law, P.C., 54 Jaconnet Street, Newton, Massachusetts 02461. If either party at any time designates some other person to receive payments or notices under this Lease, all such payments or notices thereafter by the other party shall be paid or given to the agent designated until notice to the contrary is received from the designating party.

13.10. Quiet Enjoyment. Subject to all of the conditions, terms and provisions contained in this Lease, Landlord covenants that Tenant, upon paying the Base Rent and the Additional Rent and observing and keeping all terms, covenants, agreements, limitations and conditions hereof on its part to be kept, shall quietly have and enjoy the Premises during the term hereof, without hindrance or molestation by Landlord or its agents.

13.11. Broker. Tenant and Landlord each represent and warrant to the other that it has not directly or indirectly dealt, with respect to the leasing of office space in the Building with any broker or had its attention called to the Premises or other space to let in the Building by anyone other than Newmark Grubb Knight Frank. Landlord assumes sole responsibility for compensating such brokers. Notwithstanding the foregoing, if Tenant fails to take occupancy of the Premises, due to Tenant's fault, Tenant shall reimburse Landlord for any amounts that Landlord has or will pay to any broker(s).

13.12. Financial Statements. From time to time, at Landlord's request (but not more frequently than twice in any twelve month period in connection with a prospective sale, mortgage, refinancing, equity restructuring or similar transaction; or upon the occurrence and continuation of an Event of Default under Section 11.1(a) of this Lease), Tenant shall cause the following financial information to be delivered to Landlord, at Tenant's sole cost and expense, upon not less than ten (10) days' advance written notice from Landlord and subject to a written commercially reasonable confidentiality agreement reasonably acceptable to both Landlord and Tenant: (a) current financial statement for Tenant and Tenant's financial statements for the previous two accounting years, (b) a current financial statement for any guarantor(s) of this Lease and the guarantor's financial statements for the previous two accounting years; and (c) such other financial information pertaining to Tenant or any guarantor as Landlord or any lender or purchaser of Landlord may reasonably request. Landlrod and Tenant shall negotiate any such confidentiality agreement in good faith; provided however, the failure of the parties to agree upon the form of confidentiality agreement shall not relieve Tenant of the obligation to delivery such financial statements and other reasonably requested financial information. All financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied (provided that unaudited financial statements shall not be required to have all of the footnotes that may be required by GAAP) and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Notwithstanding anything contained in this Section 13.12 to the contrary, during any period which Tenant is subject to the public reporting requirements of the Securities Act of 1934 (the "Act"), as amended, Tenant shall only be required to furnish to Landlord, following the public disclosure of such financial statements as required by the Act, copies of the most recent financial statements (Form 10-Q, Form 10-K, and any Form 8-K) filed with the Securities and Exchange Commission for the relevant reporting periods set forth above.

13.13. Provisions Severable. If any term or provisions of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those that are held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

13.14. Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

13.15. Entire Agreement. This Lease contains the entire agreement between Landlord and Tenant and may be amended only by a written instrument signed by the party to be charged.

13.16. Captions. The captions of Sections in this Lease and its Table of Contents are inserted only as a convenience and for reference and they in no way define, limit or describe the scope of this Lease or the intent of any provision thereof. References to Sections are to those in this Lease unless otherwise noted.

13.17. Singular and Plural, Gender. If two or more persons, firms, corporations or other entities constitute either the Landlord or the Tenant, the word "Landlord" or the word "Tenant" shall be construed as if it reads "Landlords" or "Tenants" and the pronouns "it," "he" and "him" appearing herein shall be construed to be the singular or plural, masculine, feminine or neuter gender as the context in which it is used shall require.

13.18. Covenants Bind and Inure. The covenants and agreements herein contained shall bind and inure to the benefit of Landlord and Tenant.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have hereunto set their hand and seals as of the date first above written.

LANDLORD: **WATCH CITY VENTURES MT LLC,**
a Massachusetts limited liability company

By: Berkeley Watch MM LLC, its Managing Member

By:________________________
Name: Young M Park
Its: Authorized Person
(hereunto duly authorized)

TENANT: **VIRIDIAN, LLC**
a Massachusetts limited liability company

By:________________________
Name: Jonathan Violin
Title: Partner

EXHIBIT A-1

PLAN SHOWING PREMISES


CHARLES RIVER
CENTRAL PLANT
PEDESTRIAN COURT
CENTRAL COURT
#102B
1,087 SF
SERVICE COURT
CRESCENT STREET

FIRST FLOOR (RIVER LEVEL)